                                 SCHEDULE 13D/A

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D/A

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                             CONE MILLS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  206814 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            Albert A. Woodward, Esq.
                               Maun & Simon, PLC
                        2000 Midwest Plaza Building West
                               801 Nicollet Mall
                          Minneapolis, Minnesota 55402
                                 (612) 904-7400
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 March 1, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 206814 10 5             13D                        PAGE 2  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Marc H. Kozberg
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    100,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    255,000
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    100,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH            255,000

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     355,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.393%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 206814 10 5             13D                        PAGE 3  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Bruce E. Hendry
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         1,252,700

   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY        -0-

OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING         1,252,700

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH            -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,252,700
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.915%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)
     IN

--------------------------------------------------------------------------------

CUSIP NO. 206814 10 5             13D                        PAGE 4  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Dr. Demetra Nicoloff
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         276,200

   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY        255,000

OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING         276,200

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH            255,000

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     531,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.084%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)
     IN

--------------------------------------------------------------------------------

CUSIP NO. 206814 10 5             13D                        PAGE  5 OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Marvin W. Goldstein
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBE OF          98,000

   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY        2,000

OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING         98,000

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH            2,000

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .294%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)
     IN

--------------------------------------------------------------------------------

CUSIP NO. 206814 10 5             13D                        PAGE  6 OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Charmel Limited Partnership   41-1859157
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         676,600

   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY        -0-

OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING         676,600

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH            -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     676,600
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.655%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)
     PN

--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 7  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Charmel Enterprises, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    HC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    676,600
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    676,600
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     676,600
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.655%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 8  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Melanie Barry
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    676,600
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    676,600
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     676,600
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.655%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 9  OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Charles Barry
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    811,600
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    811,600
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     811,600
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.185%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 10 OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    James A. Potter
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    49,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    260,500
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    49,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    260,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     312,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.224%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 11 OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    G. James Spinner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    81,100
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    255,000
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    81,100
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    255,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     336,100
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.319%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO.                         13D                        PAGE 12 OF 12 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Irvin Kessler
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    136,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    205,000
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    136,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    205,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     341,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.344%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

INTRODUCTION

         The members of this Section 13(d) filing group (the "Reporting Persons") originally filed a Schedule 13D relating to Cone Mills Corporation (the "Company") on December 16, 1998. The original filing was amended on January 19, 1999, February 16, 1999, March 9, 1999, June 16, 1999, September 30, 1999
and November 4, 1999. This filing is the seventh amendment to the original
Schedule 13D filing.

         The Reporting Persons' responses to items 1, 3, 4, and 6 remain unchanged, and the Reporting Persons hereby restate the information contained in the original filing and subsequent amendments thereto for those items.

ITEM 2.  IDENTITY AND BACKGROUND

         This statement is filed jointly by the individuals and entity identified below (collectively the "Holders"). There have been no changes in the background, occupations, or addresses of the Holders since the filing of the last Schedule 13D Amendment to which this filing is an amendment, except that Arbitrade LLC, Arbitrade Holdings LLC, Deephaven Opportunity Trading Fund LP, and Deephaven Investment Advisors LLC, Efraim Gildor, Peter Hajas, Mark Lyons, and Merrill Ferguson have withdrawn from the Schedule 13D investor group.

1.       Marc H. Kozberg
2.       Bruce E. Hendry
3.       James A. Potter
4.       Susan N. Potter
5.       Dr. Demetre Nicoloff
6.       G. James Spinner
7.       Robert H. Paymar
8.       Stanley I. Barenbaum
9.       Summit Capital Appreciation Fund LP
10.      SCA Management Partners, L.L.P.
11.      The Temple Company, L.L.P.
12.      Charmel Limited Partnership
13.      Charmel Enterprises, Inc.
14.      Richard Fitzgerald
15.      Charles Barry
16.      Melanie Barry
17.      Irvin Kessler
18.      Marvin W. Goldstein

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Information with respect to the aggregate number, and percentage, of all outstanding Common Stock beneficially owned as of February 29, 2000 by each of the Holders is set forth below:


                                                 Number of Shares                   Percentage of
                  Name                            of Common Stock                Outstanding Shares
                  ----                            ---------------                ------------------
         Marc H. Kozberg(1)                           355,000                            1.393%
         Bruce E. Hendry                            1,252,700                            4.915%
         Dr. Demetre Nicoloff(1)                      531,200                            2.084%
         G. James Spinner(1)                          336,100                            1.319%
         Robert H. Paymar(1)                          405,000                            1.589%
         Stanley I. Barenbaum(1)                      310,000                            1.216%
         James A. Potter(1)(2)                        312,000                            1.224%
         Susan N. Potter                                6,500                             <0.1%
         Summit Capital
            Appreciation Fund LP                      255,000                               1.%
         SCA Management
            Partners, L.L.P.(1)                       255,000                               1.%
         The Temple Company,
            L.L.P.                                    135,000                              .53%
         Charmel Limited Partnership                  676,600                            2.655%
         Charmel Enterprises, Inc.(4)                 676,600                            2.655%
         Richard Fitzgerald(3)                        135,000                              .53%
         Charles Barry(3)(4)                          811,600                            3.185%
         Melanie Barry(4)                             676,600                            2.655%
         Irvin Kessler(5)                             341,500                            1.344%
         Marvin W. Goldstein                           75,000                             .294%

(1) Includes 255,000 shares of Common Stock owned by Summit Capital Appreciation Fund LP
(2) Includes 6,500 shares of Common Stock controlled as custodian f/b/o minor children, 6,500 shares of Common Stock owned by Susan N. Potter and 1,000 shares owned jointly with Susan N. Potter
(3)   Includes 135,000 shares of Common Stock owned by The Temple Company,
      L.L.P.
(4)   Includes 676,600 shares of Common Stock owned by Charmel Limited
      Partnership
(5) Includes 205,000 shares of Common Stock owned by Deephaven Opportunity Trading Fund, L.L.P.

         The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference. Cover pages have been included in this filing only to the extent a Holder's beneficial ownership in the securities of the Issuer has changed since the most recent filing of a Schedule 13D amendment to which this statement is an amendment.

         According to the Issuer's most recent Form 10-Q filing with the SEC, the Issuer has 25,485,717 shares of Common Stock outstanding. The Holders, as of February 29, 2000, collectively own 3,480,100 shares of the Issuer's Common Stock, constituting approximately 13.5% of the Issuer's outstanding voting Common Stock. Transactions by the Holders in

Common Stock of the Issuer not previously reported by the Holders in a Schedule 13D filing relating to the securities of the Issuer, and occurring in the previous 60 days, are as follows:


                                                           TYPE OF            NUMBER OF            PRICE/
          NAME                      DATE                 TRANSACTION           SHARES              SHARE
          ----                      ----                 -----------           ------              -----
Arbitrade Holdings, LLC           01/12/00                  Sell                324,300           4.1250
Arbitrade Holdings, LLC           01/12/00                  Sell                  2,200           4.1875
Irvin Kessler                     01/12/00                   Buy                136,500           4.1250
Marvin Goldstein                  01/12/00                   Buy                 25,000           4.1250
Marvin Goldstein                  02/14/00                   Buy                 14,500           3.8777
Dr. Demetre Nicoloff              02/14/00                   Buy                  4,000           3.8777
Marvin Goldstein                  02/15/00                   Buy                  1,000           3.8750
Marvin Goldstein                  02/17/00                   Buy                  4,800           3.9297
Marvin Goldstein                  02/18/00                   Buy                  4,700           3.9053
Dr. Demetre Nicoloff              02/18/00                   Buy                 11,200           3.9053
Charmel*                          02/22/00                   Buy                  1,700           3.8750
Charmel*                          02/23/00                   Buy                 38,000           3.9046
Charmel*                          02/24/00                   Buy                  5,700           3.9375
Charmel*                          02/25/00                   Buy                 30,000           3.8875
Charmel*                          02/28/00                   Buy                  4,600           3.9375
Charmel*                          02/29/00                   Buy                  3,400           3.9375

*Charmel Limited Partnership

TOTAL PURCHASES                    285,100
TOTAL SALES                       (326,500)
                                  ---------
NET                                (41,400)


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit A -- Agreement as to joint filing pursuant to Regulation
Section 240.13d-1(f)(1)(iii).

                                   SIGNATURES
         After reasonable inquiry, and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Dated:                 , 2000
               -----------------



    /s/ Bruce E. Henry
----------------------------------
Bruce E. Hendry                             CHARMEL LIMITED PARTNERSHIP

    /s/ Marc H. Kozberg                     By:  Charmel Enterprises, Inc.
----------------------------------
Marc H. Kozberg
                                                 By:  /s/ Charles Berry
    /s/ Dr. Demetre  Nicoloff                       ----------------------------
----------------------------------                    Charles Barry, President
Dr. Demetre Nicoloff
                                            CHARMEL ENTERPRISES, INC.
    /s/ G. James Spinner
----------------------------------          By:  /s/ Charles Barry
G. James Spinner                               --------------------------------
                                                 Charles Barry, President
    /s/ Robert H. Paymar
----------------------------------               /s/ Richard Fitzgerald
Robert H. Paymar                            -----------------------------------
                                            Richard Fitzgerald
    /s/ Stanley I. Barenbaum
----------------------------------               /s/ Charles Barry
Stanley I. Barenbaum                        -----------------------------------
                                            Charles Barry
    /s/ James A. Potter
----------------------------------               /s/ Melanie Barry
James A. Potter                             -----------------------------------
                                            Melanie Barry
    /s/ Susan N. Potter
----------------------------------               /s/ Irvin Kessler
Susan N. Potter                             -----------------------------------
                                            Irvin Kessler
SUMMIT CAPITAL APPRECIATION
 FUND LP                                         /s/ Marvin W. Goldstein
                                            -----------------------------------
By:   SCA Management Partners L.L.P.        Marvin W. Goldstein

      By:  /s/ Marc H. Kozberg
         ------------------------------
           Marc H. Kozberg, a partner

SCA MANAGEMENT PARTNERS, L.L.P.

By:   /s/ Marc H. Kozberg
   ------------------------------------
      Marc H. Kozberg, a partner

THE TEMPLE COMPANY, L.L.P.

By:   /s/ Charles Barry
   ------------------------------------
      Charles Barry, a partner

                                    EXHIBIT A

                          AGREEMENT AS TO JOINT FILING


         Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D Amendment relating to Cone Mills Corporation is being filed on behalf of each of the undersigned.

                                            THE TEMPLE COMPANY, L.L.P.

                                            By:  /s/ Charles Barry
                                               --------------------------------
    /s/ Bruce E. Henry                           Charles Barry, a partner
----------------------------------
Bruce E. Hendry                             CHARMEL LIMITED PARTNERSHIP

    /s/ Marc H. Kozberg                     By:  Charmel Enterprises, Inc.
----------------------------------
Marc H. Kozberg
                                                 By:  /s/ Charles Berry
    /s/ Dr. Demetre  Nicoloff                       ---------------------------
----------------------------------                    Charles Barry, President
Dr. Demetre Nicoloff
                                            CHARMEL ENTERPRISES, INC.
    /s/ G. James Spinner
----------------------------------          By:  /s/ Charles Barry
G. James Spinner                               --------------------------------
                                                 Charles Barry, President
    /s/ Robert H. Paymar
----------------------------------               /s/ Richard Fitzgerald
Robert H. Paymar                            -----------------------------------
                                            Richard Fitzgerald
    /s/ Stanley I. Barenbaum
----------------------------------               /s/ Charles Barry
Stanley I. Barenbaum                        -----------------------------------
                                            Charles Barry
    /s/ James A. Potter
----------------------------------               /s/ Melanie Barry
James A. Potter                             -----------------------------------
                                            Melanie Barry
    /s/ Susan N. Potter
----------------------------------               /s/ Irvin Kessler
Susan N. Potter                             -----------------------------------
                                            Irvin Kessler
SUMMIT CAPITAL APPRECIATION
 FUND LP                                         /s/ Marvin W. Goldstein
                                            -----------------------------------
By:   SCA Management Partners L.L.P.        Marvin W. Goldstein

      By:  /s/ Marc H. Kozberg
         ------------------------------
           Marc H. Kozberg, a partner

SCA MANAGEMENT PARTNERS, L.L.P.

By:   /s/ Marc H. Kozberg
   ------------------------------------
      Marc H. Kozberg, a partner